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PRESS RELEASE                               FOR IMMEDIATE RELEASE
                                            Contact:  John G. Robinson
                                            Telephone: (724) 684-6800


                         FEDFIRST FINANCIAL CORPORATION
                    ANNOUNCES FOURTH QUARTER 2005 RESULTS


      MONESSEN, PA--February 2, 2006-- FedFirst Financial Corporation (NASDAQ
SmallCap: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced a net loss of $505,000 for the quarter ended December 31, 2005 compared to a net loss of $1.3 million for the quarter ended December 31, 2004. Net loss for the year ended December 31, 2005 was $102,000 compared to a net loss of $883,000 for the year ended December 31, 2004.

      The loss for the quarter primarily resulted from a one-time pre-tax charge of approximately $687,000 of compensation and benefits expense related to the previously disclosed termination of employment of the former Chief Financial Officer during the period.

      Net interest income increased $342,000, or 27.0%, to $1.6 million for the quarter ended December 31, 2005 from $1.3 million for the same period last year. The increase in net interest income was a result of an increase in the net interest spread and the net interest margin to 2.02% and 2.47%, respectively, for the quarter ended December 31, 2005 compared to 1.68% and 1.81%, respectively, for the quarter ended December 31, 2004. The overall improvement is primarily attributable to a balance sheet restructuring in November 2004, which included the prepayment of $33.5 million of FHLB advances having a weighted average interest rate of 5.43%.

      Noninterest income increased $624,000 to $482,000 for the quarter ended December 31, 2005 compared to the same period in 2004. The quarter ended December 31, 2004 included a $558,000 net loss on the sale of securities related to the balance sheet restructuring in November 2004.

      Noninterest expense decreased to $2.6 million for the quarter ended December 31, 2005 compared to $3.6 million for the same period in 2004. Although the balance reflects a favorable change, the current period compensation and benefits costs include the previously disclosed charges related to the termination of the former Chief Financial Officer and expense from the Employee Stock Ownership Plan (ESOP). Also, the Company incurred additional expenses from marketing our new on-line banking products and expenses associated with being a public company. The December 31, 2004 quarter includes a $1.9 million FHLB prepayment penalty fee which was incurred as part of the balance sheet restructuring transaction in November 2004.


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      Net interest income for the year ended December 31, 2005 was $6.4 million compared to $4.8 million for the prior year period. The 32.4% increase in net interest income was primarily a result of an increase in the net interest spread and the net interest margin to 2.03% and 2.41%, respectively, for the year ended December 31, 2005 compared to 1.49% and 1.62%, respectively, for the year ended December 31, 2004.

      Noninterest income increased to $2.2 million for the year ended December 31, 2005 compared to $1.6 million for the same period in 2004. The increase was primarily from the change in net loss on sales of securities. The Company incurred a loss of $1,000 in the current year compared to $507,000 for the year ended December 31, 2004.

      Noninterest expense increased to $8.5 million for the year ended December 31, 2005 compared to $8.2 million for the same period in 2004. In addition to items noted for the quarters ended December 31, 2005 and 2004, the current year includes expenses related to the Retirement Agreement that was entered into with the former President and Chief Executive Officer recorded during the third quarter of 2005, which included pre-tax charges of approximately $410,000 of compensation and benefits expense and $38,000 of legal fees. Conversely, the year ended December 31, 2004 results include a recovery of $247,000 of previously accrued expenses due to the termination of a post-retirement health plan during the second quarter of 2004.

      Total assets were $276.1 million at December 31, 2005 compared to $270.3 million at December 31, 2004. The growth in total assets for the period was primarily due to an increase in net loans receivable of $14.5 million that resulted from the purchases of residential mortgage loans totaling approximately $19.5 million, funded with a portion of the proceeds from the Company's public offering in April 2005.


      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania offering a broad array of retail and commercial lending and deposit services and providing commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.


                                  * * * * *
      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


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

                        FEDFIRST FINANCIAL CORPORATION
                  SELECTED FINANCIAL INFORMATION (Unaudited)



(In thousands)                                DECEMBER 31,      DECEMBER 31,
                                                 2005               2004
                                             --------------    -------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                  $  276,071        $  270,325
Cash and cash equivalents                          6,332             6,715
Securities available-for-sale                     77,947            86,307
Loans receivable, net                            171,162           156,708
Deposits                                         124,897           137,389
Federal Home Loan Bank advances                  102,404           110,416
Equity                                        $   45,295        $   19,969


                                                 QUARTER ENDED                   YEAR ENDED
                                                  DECEMBER 31,                   DECEMBER 31,
                                            2005            2004             2005           2004
                                        --------------  -------------    ------------   ------------
SELECTED OPERATIONS DATA:
Total interest income                    $   3,385       $   3,343        $  13,431      $  13,907
Total interest expense                       1,775           2,075            7,047          9,086
                                        --------------  -------------    ------------   ------------
Net interest income                          1,610           1,268            6,384          4,821
Provision for loan losses                       35               -               85            144
                                        --------------  -------------    ------------   ------------
Net interest income after provision
  for loan losses                            1,575           1,268            6,299          4,677
Noninterest income                             482            (142)           2,214          1,639
Noninterest expense                          2,608           3,556            8,489          8,191
Minority interest in net (loss) income
  of consolidated subsidiary                    (7)             (7)              38             38
                                        --------------  -------------    ------------   ------------
Loss before income tax                        (544)         (2,423)             (14)        (1,913)
Income tax (benefit)                           (39)         (1,079)              88         (1,030)
                                        --------------  -------------    ------------   ------------
Net loss                                 $    (505)      $  (1,344)       $    (102)     $    (883)
                                        ==============  =============    ============   ============




                                                 QUARTER ENDED                   YEAR ENDED
                                                  DECEMBER 31,                   DECEMBER 31,
                                            2005            2004             2005           2004
                                        --------------  -------------     -----------   ------------
SELECTED FINANCIAL RATIOS(1):
Return on average assets                    (0.73)%        (1.82)%           (0.04)%        (0.28)%
Return on average equity                    (4.34)        (25.50)            (0.26)         (4.13)
Average interest-earning assets to
  average interest-bearing liabilities     116.38         104.45            114.12         104.38
Average equity to to average assets         16.89           7.17             14.08           6.86
Interest rate spread                         2.02           1.68              2.03           1.49
Net interest margin                          2.47           1.81              2.41           1.62


                                                                  YEAR ENDED

                                                       DECEMBER 31,          DECEMBER 31,
                                                          2005                   2004
                                                      --------------        ---------------
Allowance for loan losses to total loans                 0.46 %                  0.45 %
Allowance for loan losses to nonperforming loans       294.12                  214.58
Nonperforming loans to total loans                       0.16                   0.21




(1) Quarterly ratios are calculated on an annualized basis.